Exhibit 99.1
FOR IMMEDIATE RELEASE

Balchem Corporation Announces Second Quarter 2011 Results

New Hampton, NY, August 3, 2011 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended June 30, 2011.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended June 30,

	2011	2010
	Unaudited
Net sales	$74,687	$61,458
Gross margin	21,761	19,116
Operating expenses	7,702	6,675
Earnings from operations	14,059	12,441
Other income	293	110
Earnings before income tax expense	14,352	12,551
Income tax expense	4,780	4,212
Net earnings	$9,572	$8,339

Basic net earnings per common share	$0.34	$0.30
Diluted net earnings per common share	$0.32	$0.28

Shares used in the calculation of diluted net earnings per common share	30,232	29,534

For the Six Months Ended June 30,

	2011	2010
	Unaudited
Net sales	$147,695	$121,361
Gross margin	42,541	36,530
Operating expenses	15,184	13,595
Earnings from operations	27,357	22,935
Other income	371	277
Earnings before income tax expense	27,728	23,212
Income tax expense	9,244	7,844
Net earnings	$18,484	$15,368

Basic net earnings per common share	$0.65	$0.55
Diluted net earnings per common share	$0.61	$0.52

Shares used in the calculation of diluted net earnings per common share	30,162	29,439

Balchem Corporation (NASDAQ:BCPC)

Record Quarterly Results for Sales and Earnings

Record net sales of $74.7 million were achieved for the quarter ended June 30, 2011, as two of our business segments set quarterly sales records.  This is an increase of 21.5% above the $61.5 million result of the prior year comparative quarter. Correspondingly, record quarter net earnings were achieved of $9.6 million, an increase of $1.2 million, or 14.8% as compared with the same period last year. The $9.6 million generated diluted net earnings of $0.32 per common share versus $0.28 per common share for the prior year comparable period, an increase of 14.3%.

In this second quarter of 2011, sales of the Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative product sales, totaled a quarterly record $51.8 million, an increase of 27.3% or $11.1 million from the prior year comparable quarter. Our global feed grade choline product sales were up double digit, a result of increased volumes sold from our North American operations to both domestic and international customers and increases in selling price, partially offsetting raw material cost increases. Data from USDA Broiler statistics and market conditions now project that broiler chick placements and egg sets will be slightly lower for the second half of 2011, as poultry integrators continue to see weak prices and demand from the domestic food service and retail markets served. Export opportunities are expected to remain stable for this same period.  The ANH specialty ingredients, largely targeted to the ruminant animal markets, realized approximately 25% sales growth from the prior year comparable quarter, as regional US and certain export markets showed improvement in dairy economics, supporting greater demand for these products. Particularly strong were sales of Reashure®, Nitroshure™ and Aminoshure-L®, our rumen protected lysine.  Sales of industrial grade products again realized significant growth from the prior year comparable quarter, and comprised approximately 35% of the sales in this segment for the quarter. This improvement came from sales of various choline and choline derivatives for industrial applications, including natural gas fracking, as well as intermediate sales of our Italian-produced methylamines. Earnings from operations for the entire ANH segment increased approximately 12% to a quarterly record of $6.7 million as compared to $6.0 million in the prior year comparable quarter. This quarterly earnings result reflects favorable operating efficiencies due to an overall 16% volume improvement in sales; however, unfavorably impacted by increases in petro-chemical commodities used to manufacture choline. Key raw materials again rose at a very swift rate during the quarter, outpacing our pricing initiatives. Additional price increases have been implemented in the third quarter, as our products are likely to remain affected by these higher costs for the balance of 2011.

The ARC Specialty Products segment generated record quarterly sales of $12.0 million, an increase of 17.6% from the comparable prior year quarter. This increase was principally the result of strong volumes of ethylene oxide for medical device sterilization and propylene oxide in support of the June 2010 acquisition of the Aberco business, which targets nut meat and spice fumigation. Earnings from operations for this segment, at $4.5 million, improved 25.5% from the prior year comparable quarter due to operating efficiencies from increased volumes and a favorable product mix, which were also partially offset by increases in petro-chemical commodities.

Sales of the Food, Pharma & Nutrition segment were $10.9 million, which was a modest 3.0% improvement over the prior year comparable quarter. In the quarter, we did realize double digit growth in sales of our human choline products for nutritional enhancement. Food sector sales remained strong with steady sales of encapsulated ingredients for baking, prepared food, preservation and confection markets.  Most notably, sales on a comparative basis were unfavorably impacted by the previously announced decision to sell our calcium product line.   Earnings from operations for this segment were $2.8 million which was even with the prior year quarter, but up 13% sequentially from the first quarter of 2011.

Balchem Corporation (NASDAQ:BCPC)

Consolidated gross margin for the quarter ended June 30, 2011 improved to $21.8 million, as compared to $19.1 million for the prior year comparable period. Gross margin percentage declined slightly to 29.1% of sales as compared to 31.1% in the prior year comparative period, principally due to the previously mentioned raw material cost increases. We did, however, realize a $2.6 million increase, which was principally a result of a 15.4% increase in consolidated sales volumes after giving effect to these cost increases. We continue to leverage our plant capabilities, driving efficiencies from core volume growth, broadening product applications of our human and animal health specialty products into both the domestic and international markets, as well as capitalizing logistically on our varied manufacturing and warehousing capabilities. Enhancing strategic technology and capacity investments in our manufacturing facilities as required, facilitates the growing, sustainable demand for certain products. During the quarter, we successfully completed the de-bottlenecking of our feed grade choline production capacity in St. Gabriel, Louisiana and Verona, Missouri, which are both currently producing at the expected increased levels.  Operating (Selling, R&D, and General and Administrative) expenses at $7.7 million were up 15.4% from the prior year comparable quarter, particularly related to increased amortization expense related to the Aberco acquisition, an increase of employee headcount, other payroll related expenses and consultancy fees incurred to study acquisition opportunities. Operating expenses as a percentage of sales, however, did decline to 10.3% from 10.9% in the prior year quarter and expenses were only up 3% sequentially.

The company continues to maintain a healthy balance sheet with diligent working capital controls, particularly effective inventory and accounts receivable management. The $125 million of net working capital on June 30, 2011 included a cash balance of $89.7 million, up from $77.3 million at December 31, 2010, reflecting continued strong cash flows.

Commenting on these second quarter results, Dino A. Rossi, Chairman, CEO and President of Balchem said, “The second quarter results continue to reflect a strong, diversified yet balanced growth platform. While all three segments did not achieve record levels, overall volume growth of 15% drove very exciting top line growth. Escalating raw material costs continue to be a challenge, but our methodology of actively advising customers about new pricing is working well. This has led to some margin erosion near-term, but we continue to aggressively negotiate raw material sourcing and position to ultimately recapture the previous levels. The volume growth has helped generate on-going plant efficiencies, efficiencies required to meet strong growing global demand for our products. In quarter three, we will be launching a couple of new enhanced products for ANH Specialties, based on new innovative process technology. These products were developed in response to the marketplace need for more bio-available, economically effective products. Our balance sheet continues to strengthen as we study strategic opportunities to effectively leverage this asset for the continued growth of all segments.”

Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call
A quarterly conference call will be held on Wednesday, August 3, 2011 at 11:00 AM Eastern Time (ET) to review second quarter 2011 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Wednesday, August 10, 2011. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #376376. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2010. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
ARC Specialty Products	$12,026	$10,222	$23,319	$19,890
Food, Pharma & Nutrition	10,897	10,583	21,927	20,549
Animal Nutrition & Health	51,764	40,653	102,449	80,922
Total	$74,687	$61,458	$147,695	$121,361

Business Segment Earnings (Loss):
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
ARC Specialty Products	$4,542	$3,618	$8,918	$6,930
Food, Pharma & Nutrition	2,832	2,847	5,344	4,828
Animal Nutrition & Health	6,685	5,976	13,095	11,177
Interest and other income	293	110	371	277
Total	$14,352	$12,551	$27,728	$23,212

Selected Balance Sheet Items
	June 30,	December 31,
	2011	2010
Cash and Cash Equivalents	$89,742	$77,253
Accounts Receivable	38,527	32,050
Inventories	18,887	15,720
Other Current Assets	4,304	4,629
Total Current Assets	151,460	129,652

Property, Plant, & Equipment (net)	44,894	43,388
Other Assets	53,608	55,584
Total Assets	$249,962	$228,624

Current Liabilities	$26,924	$29,508
Long-Term Obligations	10,559	11,649
Total Liabilities	37,483	41,157

Stockholders' Equity	212,479	187,467

Total Liabilities and Stockholders' Equity	$249,962	$228,624